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                                                                      EXHIBIT 9E


                       ADMINISTRATIVE SERVICES AGREEMENT

                                      FOR

                           MONUMENT SERIES FUND, INC.



        Administrative Services Agreement (the "Agreement") dated October 20, 1998 by and between MONUMENT SERIES FUND, INC., a diversified, open-end management investment company, duly organized as a corporation in accordance with the laws of the State of Maryland (the "Fund"), and COMMONWEALTH SHAREHOLDER SERVICES, INC., a corporation duly organized as a corporation in accordance with the laws of the Commonwealth of Virginia ("CSS"), together referred to as the "Parties."

                         WITNESSETH THAT:

        WHEREAS, the Fund desires to appoint CSS as its Administrative Services Agent, for and on behalf of the MONUMENT WASHINGTON REGIONAL GROWTH FUND SERIES, THE MONUMENT WASHINGTON REGIONAL AGGRESSIVE GROWTH FUND SERIES, THE MONUMENT INTERNET FUND SERIES, AND ANY OTHER SERIES (THE "SERIES") AS MAY FROM TIME TO TIME BE CREATED AND DESIGNATED BY THE FUND AND WHICH BECOMES SUBJECT TO THIS AGREEMENT BY THE MUTUAL CONSENT OF THE PARTIES HERETO, AND AS REFLECTED IN SCHEDULE B TO THIS AGREEMENT, to perform certain recordkeeping required of a duly registered investment company to comply with certain provisions of federal, state and local law, rules and regulations, and, as is required, to assist the Fund in preparing and filing certain financial reports, and further to perform certain daily functions in connection with on-going operations of the Fund and the Series, and provide ministerial services to implement the investment decisions of the Fund and the investment advisor of the Series, Monument Advisors, Ltd. (the "Advisor"); and

        WHEREAS, CSS is willing to perform such functions upon the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereto, intending to be legally bound, agree as follows:

        Section 1. CSS hereby undertakes to assist the Fund and each of the Series designated on Schedule B with certain administrative services that will be required in the conduct of the Fund's business. The services to be provided by CSS are:

(a) assisting with the preparation and filing (with the U.S. Securities and Exchange Commission ("SEC"), and with any other regulatory authority, as required) of the Fund's
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        prospectus(es), annual and semi-annual reports, 24f-2 Notices, Fidelity
        Bond, and proxy statements. It is agreed by the Parties that all such documents will be reviewed by counsel and/or the Fund's accountants prior to being filed with the SEC;

(b) maintaining the current Blue Sky filings of each Series and preparing and filing additional state registrations for the Series as requested by the Fund;

(c)     responding to shareholder questions or queries, as necessary;

(d) paying the Fund's bills (CSS will be reimbursed from each Series or the Advisor for the amounts it advances on behalf of the Fund or the Series);

(e) performing a backup calculation of the net asset value of each Series on a daily basis;

(f) completing a monthly "Compliance Checklist" for each Series and inform relevant fund personnel of CSS's findings;

(g) processing the portfolio transactions (purchases and/or sales) for each Series after the portfolio manager(s) has placed the transaction with a broker;

(h) preparing monthly and/or quarterly packages for the Fund's Board of Directors, providing such information as Daily Valuation Sheets, Portfolio Transaction Logs, Trial Balances, and Commission Reports; and

(i) assisting the Advisor with the preparation of the agenda for the quarterly meetings of the Fund's Board of Directors. It is agreed by the Parties that CSS will not be responsible for recording or maintaining the minutes of the Board of Directors meetings.

        Section 2. In connection with its responsibilities under this Agreement, CSS shall examine and review all records and documents of the Series pertaining to its duties under this Agreement in order to determine and/or recommend how such records and documents shall be maintained.

        Section 3.

        (a) CSS shall, as necessary for such purposes, advise the Fund and its agents of the information which is deemed to be "necessary" for the performance of its duties under this Agreement.
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        (b)  Information deemed necessary may include, but is not limited to:
(i) resolutions of the Board authorizing the appointment of CSS to provide the above stated services to the Fund and approving this Agreement; (ii) the Fund's Articles of Incorporation, Articles of Amendment, and Articles Supplementary;
(iii) the Fund's By-Laws; (iv) the Fund's registration statement including exhibits, as amended, on Form N-1A under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940, as amended, (the "1940 Act"), as filed with the SEC; (v) copies of each of the Investment Advisory Agreements between the Fund and the Advisor; (vi) opinions of counsel and auditors reports; (vii) the Fund's prospectus(es) and statement(s) of additional information relating to the Series, portfolios and classes, as applicable, and all amendments and supplements thereto; (viii) the state blue sky files pertaining to each series; and (ix) such other material agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

        (c) CSS shall request the information from the Fund in writing, along with dates by which CSS expects to receive the information. The suggested dates will allow sufficient time for the Fund to prepare and supply the information to CSS. If, upon receipt by the Fund of CSS's request for information, the agents for the Fund believe that more time is needed to prepare the documents, the Fund's agents shall notify CSS of the need for more time to prepare the documents, and CSS shall not unreasonably refuse to extend the dates for submission by the Fund of the documents to CSS.

        (d) Upon receipt of necessary information and Written or Oral Instructions from the Fund, CSS shall create, maintain and keep current such administrative records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as amended from time to time.

        Unless the information necessary to perform the above functions is furnished in writing to CSS by the Fund or its agents (such as Custodians, Transfer Agents, etc.), CSS shall incur no liability and the Fund shall indemnify and hold harmless CSS from and against any liability arising from any discrepancy in the information received by CSS and used in the performance by CSS of its duties.

        It shall be the responsibility of the Fund to furnish CSS with
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the net asset value per share, declaration, record and payment dates and amounts of any dividends or income and information regarding any other special actions required concerning each of its securities.

        Section 4. CSS shall provide such additional administrative non-advisory management services as CSS and the Fund may from time to time agree in writing.

        Section 5. The accounts and records created and maintained by CSS shall be the property of the Fund, and shall be made available for inspection and use by the Fund, within a reasonable period of time, upon demand. CSS shall assist the Fund's independent auditors, or any other person authorized by the Fund or, upon demand, any regulatory body as authorized by law or regulation, in any requested review of the Fund's accounts and records, as maintained by CSS, but shall be reimbursed for all reasonable and documented expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of any necessary information, CSS shall assist the Fund in organizing necessary data for the Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and CSS shall agree upon from time to time.

        Section 6. CSS and the Fund may from time to time adopt procedures relating to matters covered by this Agreement, and, absent knowledge to the contrary, CSS may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of Fund's Prospectus(es), Articles of Incorporation, By-Laws, registration statements, orders, or any rule or regulation of any regulatory body or governmental agency. The Fund (acting through its officers or other agents) shall be responsible for notifying CSS of any changes in regulations or rules which might necessitate changes in the Fund's procedures.

        Section 7. CSS may rely upon the advice of the Fund and upon statements of the Fund's lawyers, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and CSS shall not be liable for any actions taken in good faith upon such statements.

        Section 8. CSS shall not be liable for any actions taken in good faith reliance upon any authorized Oral Instructions, any Written Instructions, and certified copy of any resolution of the Board of Directors of the Fund or any other document reasonably
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believed by CSS to be genuine and to have been executed or signed by the proper person or persons.

        CSS shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of notification thereof by the Fund.

        The Fund shall indemnify and hold CSS harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of any information provided to CSS by the Fund, or the failure of the Fund to provide any information needed by CSS knowledgeably to perform its functions hereunder. Also, the Fund shall indemnify and hold harmless CSS from all claims and liabilities (including reasonable documented expenses for legal counsel) incurred by or assessed against CSS in connection with the performance of this Agreement, except such as may arise from CSS's own negligent action, omission or willful misconduct; provided, however, that before confessing any claim against it, CSS shall give the Fund reasonable opportunity to defend against such claim in the name of the Fund or CSS or both.

        Section 9. The Fund agrees to pay CSS compensation for its services and to reimburse it for expenses, as set forth in the Schedule attached hereto, or as shall be set forth in amendments to such schedule approved by the Fund's Board of Directors and CSS.

        Section 10. Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CSS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CSS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Fund and CSS are open. CSS will be open for business on days when the Fund is open for business and/or as otherwise set forth in the Fund's prospectus(es) and statement(s) of additional information.

        Section 11. Either the Fund or CSS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which time shall be not less than 90 days from the giving of such notice. Such termination shall be without penalty.

        Section 12. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in
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writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that Oral Instructions relating to matters other than amendments or termination of the Agreement, as described below in Section 17, may be given if authorized by the Board of the Fund and preceded by a certificate from the Fund's secretary so attesting.

        Notices to the Fund shall be directed to:

                 8377 Cherry Lane
                 Laurel, MD 20707-4831


        Notices to CSS shall be directed to:

                 1500 Forest Ave.
                 Suite 223
                 Richmond, VA 23229


        Section 13. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 14. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of CSS, or by CSS without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

        Section 15. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

        Oral Instructions: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to CSS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by CSS to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

        Written Instructions: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data, or
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information of any kind transmitted to CSS in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by CSS to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

        The Fund shall file with CSS a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

        Section 16. This Agreement shall be governed by the laws of the State of Maryland.

        Section 17. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the charge, discharge or termination is sought.

        Section 18. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

        Section 19. CSS agrees that, except as otherwise required by law or in connection with any required disclosure to a regulatory authority or for purposes of performing its obligations under this Agreement, and after notice to and agreement of the Fund, CSS will keep confidential all records and information in its possession relating to the Fund or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Fund.
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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.




                                   MONUMENT SERIES FUND, INC.


                                   By: /s/ David A. Kugler
                                       ------------------------------------
                                       David A. Kugler
                                       President





                                   COMMONWEALTH SHAREHOLDER SERVICES, INC.


                                   By: /s/ John Pasco, III
                                       ------------------------------------
                                       John Pasco, III
                                       Chief Executive Officer
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                                 SCHEDULE A TO

                       ADMINISTRATIVE SERVICES AGREEMENT

                                    FOR THE

                           MONUMENT SERIES FUND, INC.




        Pursuant to Section 9 of the Administrative Services Agreement, dated October 20, 1998, by and between Monument Series Fund, Inc. (the "Fund") and Commonwealth Shareholder Services, Inc. ("CSS"), on behalf of the Monument Washington Regional Growth Fund series, the Monument Washington Regional Aggressive Growth Fund series, and any other series (the "Series") as may from time to time be created and designated by the Fund and which becomes subject to this Agreement by the mutual consent of the parties hereto, each Series shall pay CSS a fee calculated and paid monthly as follows:


A. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For all other administration, CSS shall be paid a fee at the rate of 0.2% per annum of the average daily net assets of each Series of the Fund, payable monthly, with a minimum fee of $18,000 for a period of two (2) years from the date of this Agreement and thereafter, with a minimum fee of $30,000.

C. In addition to the foregoing, the Fund shall reimburse CSS, from the assets of the Series, for the Series' proportionate share of general expenses incurred for the Fund and for all expenses incurred by the Series individually. Reimbursements will be made at CSS's cost. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of counsel or accountants in connection with its services to the Fund; postage; long distance telephone; special forms required by the Fund; any travel which may be required in the performance of its duties to the Fund; and any other extraordinary expenses it may incur in connection with its services to the Fund.
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                                 SCHEDULE B TO

                       ADMINISTRATIVE SERVICES AGREEMENT

                                    FOR THE

                           MONUMENT SERIES FUND, INC.

                             DATED OCTOBER 20, 1998





        The following series of Monument Series Fund, Inc. are covered by the Administrative Services Agreement to which this Schedule B is attached:


        *        Monument Washington Regional Growth Fund

        *        Monument Washington Regional Aggressive Growth Fund

        *        Monument Internet Fund